Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2018 Fourth Quarter and Full Year Results

  Fourth Quarter and Fiscal Year Net Sales Increased 31% Driven by the Acquisition of Kate Spade and Organic Growth
  Fourth Quarter Earnings per Diluted Share Rose 36% on a GAAP Basis to $0.73 and 21% on a Non-GAAP Basis to $0.60
  Full Year Earnings per Diluted Share Exceeded Guidance
  Board Declares Quarterly Dividend

NEW YORK--(BUSINESS WIRE)--August 14, 2018--Tapestry, Inc. (NYSE:TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today reported fourth quarter and full year results for the periods ended June 30, 2018.

Victor Luis, Chief Executive Officer of Tapestry, Inc., said, “Our strong fourth quarter results capped an excellent FY18 performance for Tapestry which demonstrated the power of our multi-brand model. We achieved our annual sales and operating income guidance, driving significant growth while earnings per share outpaced our forecast. It was also a year of many milestones, as we completed the acquisition of Kate Spade and evolved into a true House of Brands, establishing Tapestry as our new corporate identity. Our company is built on shared values and a common operating platform while our brands retain their distinctive personalities, individual narratives and unique positioning.”

“We strengthened our executive and creative leadership across our brands, with a clear focus on executing our strategic vision. In addition, we expanded our Board with the appointment of new Directors who bring fresh perspectives and extensive and relevant business experience. Finally, we announced several important business development initiatives during the year, which allow each of our brands to assume greater direct control over their international distribution and, in keeping with our strategic priority, maximize the opportunity with Chinese consumers globally across our portfolio. To this end, we’re excited to announce that we’ve entered into purchase agreements to acquire Kate Spade’s operations in Singapore, Malaysia and Australia as well as Stuart Weitzman’s business in Southern China.”

“Coach posted a strong finish to fiscal 2018, with positive fourth quarter comparable store sales, again led by outperformance in North America and driven by fashion innovation across materials and price points. In addition, and as expected, at Coach we drove significant gross margin expansion in the quarter, driving the full year margin above prior year levels. Taken together with tightly controlled expenses, we achieved operating income growth and operating margin expansion for the quarter and year.”

“The successful integration of Kate Spade onto the Tapestry platform continued, as we achieved the anticipated synergies for the year. Kate Spade fourth quarter results exceeded our expectations from both a top- and bottom-line perspective with both sales and operating margin increasing from reported prior year results. In its first year within Tapestry, Kate Spade delivered double digit earnings per share accretion, despite the strategic pullback in online flash and wholesale disposition. ”

“Finally at Stuart Weitzman, as anticipated, fourth quarter results continued to be negatively impacted by development and delivery delays which pressured sales and margins. For the year, sales were essentially unchanged, reflecting the second half challenges. During the quarter, we continued to implement the production and planning processes necessary to drive the business forward and remain confident in the long term opportunities for the brand.”

Non-GAAP Reconciliation Items:

During the fiscal fourth quarter, the Company recorded pre-tax charges associated with Integration and Acquisition activities and its Operational Efficiency Plan. In addition, during the quarter, the Company recorded certain favorable tax impacts associated with the recently enacted U.S. tax legislation as well as a one-time reversal of certain valuation allowances that were established in connection with purchase accounting for the Kate Spade acquisition and subsequently released in the fiscal fourth quarter due, in part, to the enactment of the tax legislation changes. Taken together, these items increased the Company’s fourth quarter reported net income by $36 million or about $0.13 per diluted share. On a full year basis, these items reduced the Company’s reported net income by $362 million or about $1.25 per diluted share. Please refer to the financial tables included herein for a detailed reconciliation of the Company’s reported to non-GAAP results.

Overview of Fourth Quarter 2018 Tapestry, Inc. Results:

Fiscal 2018 fourth quarter performance includes the contribution of Kate Spade, which the Company acquired on July 11, 2017 and therefore is not included in the prior year results.

  Net sales totaled $1.48 billion for the fourth fiscal quarter as compared to $1.13 billion in the prior year, an increase of 31% on a reported basis. On a constant currency basis, net sales increased 29%.
  Gross profit totaled $1.00 billion on a reported basis, while gross margin for the quarter was 67.6% on a reported basis compared to 66.5% in the prior year. On a non-GAAP basis, gross profit totaled $1.01 billion, while gross margin was 68.0% as compared to 66.8% in the prior year.
  SG&A expenses totaled $816 million on a reported basis and represented 55.0% of sales compared to 49.5% in the year-ago quarter. On a non-GAAP basis, SG&A expenses were $781 million and represented 52.7% of sales as compared to 50.9% in the year-ago period.
  Operating income for the quarter was $187 million on a reported basis, while operating margin was 12.6% versus 17.0% in the prior year. On a non-GAAP basis, operating income was $228 million, an increase of 27% versus prior year, while operating margin was 15.3% versus 15.8% in last year’s fourth quarter.
  Net interest expense was $14 million in the quarter on a reported and non-GAAP basis as compared to $14 million on a reported basis in the year ago period, which included $10 million in expense associated with bridge financing in connection with the acquisition of Kate Spade. On a non-GAAP basis, net interest expense was $4 million in the fourth quarter of fiscal 2017.
  Net income for the quarter was $212 million on a reported basis, with earnings per diluted share of $0.73. This compared to reported net income of $152 million with earnings per diluted share of $0.53 in the prior year period. The reported tax rate for the quarter was (22.5)%, primarily due to favorable tax impacts associated with tax legislation changes as well as a one-time reversal of valuation allowances, as noted above. This compared to a reported tax rate of 15.5% in the prior year. On a non-GAAP basis, net income for the quarter totaled $176 million, with earnings per diluted share of $0.60. This compared to non-GAAP net income of $142 million with earnings per diluted share of $0.50 in the prior year period. The non-GAAP tax rate for the quarter was 17.4% compared to a 19.2% in the prior year.
  Inventory was $674 million at the end of quarter versus ending inventory of $470 million in the year ago period. The increase over prior year was primarily driven by the acquisition of Kate Spade as well as the inventory associated with regional buyback activity this fiscal year.

Fourth fiscal quarter results in each of the Company’s reportable segments were as follows:

Coach Fourth Quarter of 2018 Results:

  Net sales for Coach totaled $1.10 billion for the fourth fiscal quarter as compared to $1.05 billion in the prior year, an increase of 5% on a reported basis and 3% on a constant currency basis. Global comparable store sales rose 2% in aggregate, including e-commerce, as well as for bricks and mortar stores.
  Gross profit for Coach totaled $762 million on a reported basis, while gross margin for the quarter was 69.3%. On a non-GAAP basis, gross profit totaled $765 million, while gross margin was 69.6%, including a benefit of approximately 30 basis points from currency. This compared to gross margin of 67.4% in the prior year period on both a reported and non-GAAP basis.
  SG&A expenses totaled $478 million for Coach on a reported and non-GAAP basis, while SG&A expenses as a percentage of sales were 43.5% as compared to 43.9% in the prior year.
  Operating income for Coach was $284 million on a reported basis, while operating margin was 25.8%. On a non-GAAP basis, operating income was $287 million, while operating margin was 26.1%. This compared to operating margin of 23.5% in the prior year, both on a reported and non-GAAP basis.

Kate Spade Fourth Quarter of 2018 Results:

  Net sales for Kate Spade totaled $312 million, reflecting, in part, the strategic pullback in wholesale disposition and online flash sales, partially offset by the consolidation of the joint ventures for Mainland China, Hong Kong, Macau and Taiwan. Global comparable store sales declined 3%, including the negative impact of approximately half a point from a decline in global e-commerce due to the reduction in online flash sales, as noted.
  Gross profit for Kate Spade totaled $205 million on a reported basis, while gross margin for the period was 65.5%. On a non-GAAP basis, gross profit was $205 million, while gross margin was 65.6%.
  SG&A expenses for Kate Spade were $181 million on a reported basis and represented 57.9% of sales. On a non-GAAP basis, SG&A expenses were $174 million and represented 55.7% of sales.
  Operating income for Kate Spade was $24 million on a reported basis, representing an operating margin of 7.6%. On a non-GAAP basis, operating income totaled $31 million, while operating margin was 9.9%.

Stuart Weitzman Fourth Quarter of 2018 Results:

  Net sales for Stuart Weitzman totaled $73 million for the fourth fiscal quarter compared to $88 million reported in the same period of the prior year.
  Gross profit for Stuart Weitzman totaled $37 million on a reported basis, while gross margin for the quarter was 50.3% on a reported basis compared to 56.2% in the prior year. On a non-GAAP basis, gross profit totaled $39 million, while gross margin was 53.5% as compared to 58.9% in the prior year.
  SG&A expenses for Stuart Weitzman were $57 million on a reported basis and represented 78.6% of sales as compared to 59.5% of sales in the prior year’s fourth quarter. On a non-GAAP basis, SG&A expenses were $56 million or 76.7% of sales as compared to 53.9% of sales in the prior year.
  Operating income for Stuart Weitzman was a loss of $21 million on a reported basis, while operating margin was (28.3)% versus (3.2)% in the prior year. On a non-GAAP basis, operating income was a loss of $17 million, while operating margin was (23.2)% versus 5.0% in the prior year.

Overview of Full Year 2018 Tapestry, Inc. Results:

Fiscal 2018 performance includes the contribution of Kate Spade for the period subsequent to the closing of the acquisition on July 11, 2017 through the end of the fiscal year on June 30, 2018. Kate Spade is not included in the prior year results.

  Net sales totaled $5.88 billion for the fiscal year 2018 as compared to $4.49 billion in the prior year, an increase of 31% on reported basis. On a constant currency basis, total sales increased 30%.
  Gross profit totaled $3.85 billion on a reported basis, while gross margin was 65.5% on a reported basis compared to 68.6% in the prior year. On a non-GAAP basis, gross profit totaled $3.97 billion, while gross margin was 67.5% as compared to 68.7% in the prior year.
  SG&A expenses totaled $3.18 billion on a reported basis and represented 54.1% of sales compared to 51.1% in the prior year. On a non-GAAP basis, SG&A expenses were $2.98 billion and represented 50.7% of sales as compared to 50.6% in the prior year.
  Operating income was $671 million on a reported basis, while operating margin was 11.4% versus 17.5% in the prior year. On a non-GAAP basis, operating income was $992 million, an increase of 22% versus prior year, while operating margin was 16.9% versus 18.1% last year.
  Net interest expense was $74 million on a reported and non-GAAP basis as compared to $28 million in the year ago period on a reported basis, which included $10 million in expense associated with bridge financing in connection with the acquisition of Kate Spade. On a non-GAAP basis, net interest expense was $19 million in fiscal 2017.
  Net income was $398 million on a reported basis, with earnings per diluted share of $1.38. This compared to reported net income of $591 million with earnings per diluted share of $2.09 in the prior year. On a non-GAAP basis, net income totaled $760 million, with earnings per diluted share of $2.63. This compared to non-GAAP net income of $609 million with earnings per diluted share of $2.15 in the prior year period. The reported tax rate for the year was 33.4% as compared to 22.1% in the prior year. On a non-GAAP basis, the tax rate for the year was 17.2% as compared to 23.2% in the prior year.

Fiscal 2018 results in each of the Company’s reportable segments were as follows:

Coach Full Year 2018 Results:

  Net sales for Coach totaled $4.22 billion as compared to $4.11 billion in the prior year, an increase of 3% on a reported basis and 2% on a constant currency basis. Global comparable store sales rose over 1% including a benefit of approximately half a point from an increase in global e-commerce.
  Gross profit for Coach totaled $2.93 billion on a reported basis, while reported gross margin was 69.4%. On a non-GAAP basis, gross profit was $2.94 billion, while gross margin was 69.5% on both a nominal and constant currency basis. This compared to gross margin of 69.4% in the prior year on both a reported and non-GAAP basis.
  SG&A expenses totaled approximately $1.85 billion for Coach on a reported and non-GAAP basis. As a percentage of sales, SG&A expenses were 43.8% on a reported basis and 43.7% on a non-GAAP basis, compared to 44.1% in the prior year on both a reported and non-GAAP basis.
  Operating income for Coach was $1.08 billion on a reported basis, while operating margin was 25.7%. On a non-GAAP basis, operating income was $1.09 billion, while operating margin was 25.8%. This compared to operating margin of 25.3% in the prior year both on a reported and non-GAAP basis.

Kate Spade Full Year 2018 Results (for the post-acquisition period):

  Net sales for Kate Spade totaled $1.28 billion, reflecting, in part, the strategic pullback in wholesale disposition and online flash sales, partially offset by the consolidation of the joint ventures for Mainland China, Hong Kong, Macau and Taiwan. Global comparable store sales declined 7%, including the negative impact of nearly 500 basis points from a decline in global e-commerce.
  Gross profit for Kate Spade totaled $711 million on a reported basis, while gross margin for the period was 55.4%. On a non-GAAP basis, gross profit was $818 million, while gross margin was 63.6%.
  SG&A expenses for Kate Spade were $773 million on a reported basis and represented 60.2% of sales. On a non-GAAP basis, SG&A expenses were $659 million and represented 51.3% of sales.
  Operating income for Kate Spade was a loss of $62 million on a reported basis, representing an operating margin of (4.8)%. On a non-GAAP basis, operating income totaled $158 million, while operating margin was 12.3%.

Stuart Weitzman Full Year 2018 Results:

  Net sales for Stuart Weitzman totaled $374 million compared to $374 million reported in the prior year.
  Gross profit for Stuart Weitzman totaled $211 million on a reported basis, while gross margin was 56.5% on a reported basis compared to 60.5% in the prior year. On a non-GAAP basis, gross profit totaled $217 million, while gross margin was 58.1% as compared to 61.3% in the prior year.
  SG&A expenses for Stuart Weitzman were $214 million on a reported basis and represented 57.2% of sales as compared to 56.4% of sales in the prior year. On a non-GAAP basis, SG&A expenses were $206 million or 55.1% of sales as compared to 51.6% of sales in the prior year.
  Operating income for Stuart Weitzman was a loss of $3 million on a reported basis, while operating margin was (0.7)% versus 4.2% in the prior year. On a non-GAAP basis, operating income was $11 million or 3.0% of sales versus 9.7% in the prior year.

The Company also announced that its Board of Directors declared a quarterly cash dividend of $0.3375 per common share, maintaining an annual rate of $1.35. The dividend is payable on October 1, 2018 to shareholders of record as of the close of business on September 7, 2018.

Mr. Luis added, “Our strong fiscal 2018 performance reflected the benefits of diversification across brands, geographies and categories. Looking ahead, we are focused first and foremost on execution. Our goal is to deliver strong revenue and operating income growth in fiscal 2019, while making the right strategic investments to support our long-term vision and drive a return to both double-digit operating income and earnings per share growth in fiscal 2020. We will continue to harness the power of our multi-brand model, fuel innovation across brands, drive global growth with an emphasis on the Chinese consumer, and advance our digital and data analytics capabilities.”

“At Coach, we will offer a heightened level of newness throughout the pyramid of fashion, price and occasion across channels and geographies. In addition, we will build on the successful re-launch of Signature as a coveted brand icon. Beyond bags, we’re excited about the opportunities for women’s footwear and ready-to-wear as well as men’s across all categories. In stores, we will be utilizing technology and digital to enhance and modernize the customer experience, notably through customization. And, we will amplify our initiatives with marketing that balances unexpected brand placement and campaigns with broad appeal.”

“Fiscal 2019 will be a pivotal year at Kate Spade as we evolve the brand with the launch of Creative Director Nicola Glass’s new collection. We will focus on global expansion, notably in China where the brand is nascent and we see boundless opportunity. We will also continue to leverage the Tapestry platform and brand development expertise, driving significant incremental synergies and fueling accelerated growth.”

“At Stuart Weitzman, our near-term focus continues to be building the infrastructure and capacity to support the brand’s creative vision. We now expect to return to topline growth in the second fiscal quarter and remain confident in our long-term strategy to evolve into a global, multi-channel, multi-category fashion brand grounded in quality and design.”

“Overall, we are proud of the progress we’ve made in FY18 and couldn’t be more excited about the opportunities ahead for Tapestry and each of our brands,” Mr. Luis concluded.

Fiscal Year 2019 Outlook

The following fiscal 2019 guidance is provided on a non-GAAP basis.

The Company expects revenues for fiscal 2019 to increase at a mid-single-digit rate from fiscal 2018 to $6.1-$6.2 billion.

The Company is also projecting the operating income growth rate to exceed the revenue growth rate, reflecting the organic growth of the business, the realization of incremental synergies from the Kate Spade acquisition as well as the impact of distributor consolidations and buybacks and systems investments. As previously announced, the Company expects that cost savings resulting from synergies related to the Kate Spade acquisition will total $100-$115 million in FY19.

Net interest expense is expected to be approximately $50 million for the year. The full year fiscal 2019 tax rate is projected at about 21% to 22% with the increase over prior year due primarily to the introduction of a new tax regime requiring a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations (known as “GILTI”).

Overall, the Company projects earnings per diluted share in the range of $2.70-$2.80.

Fiscal Year 2019 Outlook - Non-GAAP Adjustments:

The company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures, such as the timing and exact amount of charges related to Integration and Acquisition, the costs associated with the Company’s ERP implementation as well as the impact of the tax legislation changes recently enacted in the U.S, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. Where possible, the Company has identified the estimated impact of the items excluded from its fiscal 2019 guidance.

This fiscal 2019 non-GAAP guidance excludes (1) expected pre-tax charges of $10-$15 million attributable to the Company’s ERP implementation efforts; and (2) estimated pre-tax Integration and Acquisition charges of $50-$60 million (of which approximately $5-$10 million is estimated to be non-cash) as the Company continues to develop its integration plan.

Conference Call Details:

The Company will host a conference call to review these results at 8:30 a.m. (ET) today, August 14, 2018. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors on the Internet or calling 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 88865692. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-3406 and enter the Conference ID 88865692. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

The Company expects to report fiscal 2019 first quarter financial results on Tuesday, October 30, 2018. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2019 Outlook,” as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” "anticipate," “moving,” “leveraging,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “on track,” “well positioned to,” “look forward to,” “to acquire,” “achieve,” “strategic vision,” “growth opportunities” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation and operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, the impact of tax legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K, it’s Quarterly Report on Form 10-Q for the period ended December 30, 2017 and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarters and Years Ended June 30, 2018 and July 1, 2017
(in millions, except per share data)

	(unaudited)		(unaudited)	(audited)
	QUARTER ENDED		YEAR ENDED
	June 30,	July 1,	June 30,	July 1,
	2018	2017	2018	2017

Net sales	$1,483.7	$1,133.8	$5,880.0	$4,488.3

Cost of sales	480.5	379.3	2,026.1	1,407.2

Gross Profit	1,003.2	754.5	3,853.9	3,081.1

Selling, general and administrative expenses	816.0	561.5	3,183.1	2,293.7

Operating income	187.2	193.0	670.8	787.4

Interest expense, net	14.4	13.6	74.0	28.4

Income before provision for income taxes	172.8	179.4	596.8	759.0

Provision for income taxes	(38.9)	27.7	199.3	168.0

Net income	$211.7	$151.7	$397.5	$591.0

Net income per share:

Basic	$0.74	$0.54	$1.39	$2.11

Diluted	$0.73	$0.53	$1.38	$2.09

Shares used in computing net income per share:

Basic	287.9	281.5	285.4	280.6

Diluted	291.3	284.7	288.6	282.8

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended June 30, 2018 and July 1, 2017
(in millions, except per share data)
(unaudited)

	June 30, 2018
	GAAP Basis (As Reported)	Operational Efficiency Plan(1)	Integration & Acquisition(2)	Impact of Tax Legislation(3)	Non-GAAP Basis (Excluding Items)

Gross profit	$1,003.2	$—	$(5.5)	$—	$1,008.7

Selling, general and administrative expenses	816.0	10.0	24.8	—	781.2

Operating income	187.2	(10.0)	(30.3)	—	227.5

Income before provision for income taxes	172.8	(10.0)	(30.3)	—	213.1

Provision for income taxes	(38.9)	(3.1)	(51.4)	(21.4)	37.0

Net income	211.7	(6.9)	21.1	21.4	176.1

Diluted net income per share	0.73	(0.03)	0.09	0.07	0.60

	July 1, 2017
	GAAP Basis (As Reported)	Operational Efficiency Plan(1)	Integration & Acquisition(2)	Non-GAAP Basis (Excluding Items)

Gross profit	$754.5	$—	$(2.3)	$756.8

Selling, general and administrative expenses	561.5	6.8	(22.6)	577.3

Operating income	193.0	(6.8)	20.3	179.5

Income before provision for income taxes	179.4	(6.8)	10.8	175.4

Provision for income taxes	27.7	(4.0)	(2.0)	33.7

Net income	151.7	(2.8)	12.8	141.7

Diluted net income per share	0.53	(0.01)	0.04	0.50

(1) Amounts as of June 30, 2018 represent technology infrastructure costs. Amounts as of July 1, 2017 represent charges primarily related to organizational efficiency and technology infrastructure costs.

(2) Amounts as of June 30, 2018 represent charges attributable to acquisition and integration costs related to the purchase of Kate Spade & Company, the acquisition of certain distributors for the Coach and Stuart Weitzman brands and assumed operational control of Kate Spade joint ventures. Provision for income taxes has been favorably impacted as a result of the reversal of certain valuation allowances that were established during purchase accounting. These charges include:

- Professional fees
- Limited life purchase accounting adjustments
- Organizational costs as a result of integration

Amounts as of July 1, 2017 represent acquisition costs and limited life purchase accounting impacts related to the acquisition of Stuart Weitzman Holdings LLC, more than offset by the reversal of an accrual related to estimated contingent purchase price payments which were not paid, and integration-related costs for the Kate Spade & Company acquisition.

(3) Amounts as of June 30, 2018 represent charges due to the net impact of the transition tax and re-measurement of deferred tax balances.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Years Ended June 30, 2018 and July 1, 2017
(in millions, except per share data)
(unaudited)

	June 30, 2018
	GAAP Basis (As Reported)	Operational Efficiency Plan(1)	Integration & Acquisition(2)	Impact of Tax Legislation(3)	Non-GAAP Basis (Excluding Items)

Gross profit	$3,853.9	$—	$(116.4)	$—	$3,970.3

Selling, general and administrative expenses	3,183.1	19.5	185.2	—	2,978.4

Operating income	670.8	(19.5)	(301.6)	—	991.9

Income before provision for income taxes	596.8	(19.5)	(301.6)	—	917.9

Provision for income taxes	199.3	(6.2)	(130.7)	178.2	158.0

Net income	397.5	(13.3)	(170.9)	(178.2)	759.9

Diluted net income per share	1.38	(0.05)	(0.58)	(0.62)	2.63

	July 1, 2017
	GAAP Basis (As Reported)	Operational Efficiency Plan(1)	Integration & Acquisition(2)	Non-GAAP Basis (Excluding Items)

Gross profit	$3,081.1	$—	$(2.9)	$3,084.0

Selling, general and administrative expenses	2,293.7	24.0	(1.7)	2,271.4

Operating income	787.4	(24.0)	(1.2)	812.6

Income before provision for income taxes	759.0	(24.0)	(10.7)	793.7

Provision for income taxes	168.0	(8.3)	(8.1)	184.4

Net income	591.0	(15.7)	(2.6)	609.3

Diluted net income per share	2.09	(0.05)	(0.01)	2.15

(1) Amounts as of June 30, 2018 primarily represent technology infrastructure costs. Amounts as of July 1, 2017 represent charges primarily related to organizational efficiency costs, technology infrastructure costs and to a lesser extent, network optimization costs.

(2) Amounts as of June 30, 2018 represent charges attributable to acquisition and integration costs related to the purchase of Kate Spade & Company, and to a lesser extent the acquisition of certain distributors for the Coach and Stuart Weitzman brands and assumed operational control of Kate Spade joint ventures. Provision for income taxes has been favorably impacted as a result of the reversal of certain valuation allowances that were established during purchase accounting. These charges include:

- Limited life purchase accounting adjustments

- Professional fees

- Severance and other costs related to contractual payments with certain Kate Spade executives

- Organizational costs as a result of integration

- Inventory reserves established for the destruction of inventory

Amounts as of July 1, 2017 represent acquisition costs and limited life purchase accounting impacts related to the acquisition of Stuart Weitzman Holdings LLC, more than offset by the reversal of an accrual related to estimated contingent purchase price payments which were not paid, and integration-related costs for the Kate Spade & Company acquisition.

(3) Amounts as of June 30, 2018 represent charges due to the net impact of the transition tax and re-measurement of deferred tax balances.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION - FOR SEGMENT RESULTS
For the Quarters Ended June 30, 2018 and July 1, 2017
(in millions)
(unaudited)

	June 30, 2018
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
COGS
Integration & Acquisition		(3.1)	(0.1)	(2.3)	—
Gross profit	$1,003.2	$(3.1)	$(0.1)	$(2.3)	$—	$1,008.7

SG&A
Integration & Acquisition		0.3	7.1	1.3	16.1
Operational Efficiency Plan		—	—	—	10.0
SG&A	$816.0	$0.3	$7.1	$1.3	$26.1	$781.2

Operating income	$187.2	$(3.4)	$(7.2)	$(3.6)	$(26.1)	$227.5

	July 1, 2017
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate(1)	Non-GAAP
COGS
Integration & Acquisition		—	—	(2.3)	—
Gross profit	$754.5	$—	$—	$(2.3)	$—	$756.8

SG&A
Integration & Acquisition		—	—	5.0	(27.6)
Operational Efficiency Plan		—	—	—	6.8
SG&A	$561.5	$—	$—	$5.0	$(20.8)	$577.3

Operating income	$193.0	$—	$—	$(7.3)	$20.8	$179.5

(1) The Company incurred $9.5 million related to bridge financing fees recorded in interest expense within Corporate, which is not included in the above table.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION - FOR SEGMENT RESULTS
For the Years Ended June 30, 2018 and July 1, 2017
(in millions)
(unaudited)

	June 30, 2018
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
COGS
Integration & Acquisition(1)		(4.1)	(106.5)	(5.8)	—
Gross profit	$3,853.9	$(4.1)	$(106.5)	$(5.8)	$—	$3,970.3

SG&A
Integration & Acquisition(1)		0.5	113.7	7.8	63.2
Operational Efficiency Plan		—	—	—	19.5
SG&A	$3,183.1	$0.5	$113.7	$7.8	$82.7	$2,978.4

Operating income	$670.8	$(4.6)	$(220.2)	$(13.6)	$(82.7)	$991.9

	July 1, 2017
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate(2)	Non-GAAP
COGS
Integration & Acquisition		—	—	(2.9)	—
Gross profit	$3,081.1	$—	$—	$(2.9)	$—	$3,084.0

SG&A
Integration & Acquisition		—	—	17.7	(19.4)
Operational Efficiency Plan		—	—	—	24.0
SG&A	$2,293.7	$—	$—	$17.7	$4.6	$2,271.4

Operating income	$787.4	$—	$—	$(20.6)	$(4.6)	$812.6

(1) During the first quarter of fiscal 2018, the Company completed its acquisition of Kate Spade & Company. During the third quarter of fiscal 2018, the Company completed its acquisition of certain distributors for the Coach and Stuart Weitzman brands and assumed operational control of Kate Spade joint ventures. The operating results of the respective entity have been consolidated in the Company's operating results commencing on the date of each acquisition.

(2) The Company incurred $9.5 million related to bridge financing fees recorded in interest expense within Corporate, which is not included in the above table.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to our Operational Efficiency Plan, Integration & Acquisition-Related Costs and the impact of tax legislation for Tapestry, Inc. and separately by segment.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and the Coach brand have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior period’s monthly average currency conversion rate.

Guidance for certain financial information for the fiscal year ending June 29, 2019 has also been presented on a non-GAAP basis.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

TAPESTRY, INC.
SEGMENT INFORMATION
For the Quarters and Years Ended June 30, 2018 and July 1, 2017
(in millions)
(unaudited)

	Coach(1)	Kate Spade(1)	Stuart Weitzman(1)	Corporate	Total
Three Months Ended June 30, 2018

Net sales	$1,098.9	$311.9	$72.9	$—	$1,483.7
Gross profit	762.1	204.5	36.6	—	1,003.2
Operating income (loss)	283.8	23.9	(20.7)	(99.8)	187.2
Income (loss) before provision for income taxes	283.8	23.9	(20.7)	(114.2)	172.8

Three Months Ended July 1, 2017

Net sales	$1,045.9	$—	$87.9	$—	$1,133.8
Gross profit	705.1	—	49.4	—	754.5
Operating income (loss)	246.1	—	(2.9)	(50.2)	193.0
Income (loss) before provision for income taxes	246.1	—	(2.9)	(63.8)	179.4

Year Ended June 30, 2018

Net sales	$4,221.5	$1,284.7	$373.8	$—	$5,880.0
Gross profit	2,931.5	711.1	211.3	—	3,853.9
Operating income (loss)	1,084.2	(61.9)	(2.6)	(348.9)	670.8
Income (loss) before provision for income taxes	1,084.2	(61.9)	(2.6)	(422.9)	596.8

Year Ended July 1, 2017

Net sales	$4,114.7	$—	$373.6	$—	$4,488.3
Gross profit	2,855.0	—	226.1	—	3,081.1
Operating income (loss)	1,040.0	—	15.5	(268.1)	787.4
Income (loss) before provision for income taxes	1,040.0	—	15.5	(296.5)	759.0

(1) During the first quarter of fiscal 2018, the Company completed its acquisition of Kate Spade & Company. During the third quarter of fiscal 2018, the Company completed its acquisition of certain distributors for the Coach and Stuart Weitzman brands and assumed operational control of Kate Spade joint ventures. The operating results of the respective entity have been consolidated in the Company's operating results commencing on the date of each acquisition.

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At June 30, 2018 and July 1, 2017
(in millions)

	(unaudited)	(audited)
	June 30,	July 1,
	2018	2017
ASSETS

Cash, cash equivalents and short-term investments	$1,250.0	$3,083.6
Receivables	314.1	268.0
Inventories	673.8	469.7
Other current assets	194.7	132.0

Total current assets	2,432.6	3,953.3

Property and equipment, net	885.4	691.4
Other noncurrent assets	3,360.3	1,186.9

Total assets	$6,678.3	$5,831.6

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$264.3	$194.6
Accrued liabilities	673.2	559.2
Current debt	0.7	—

Total current liabilities	938.2	753.8

Long-term debt	1,599.9	1,579.5
Other liabilities	895.6	496.4

Stockholders' equity	3,244.6	3,001.9

Total liabilities and stockholders' equity	$6,678.3	$5,831.6

TAPESTRY, INC.
STORE COUNT
At March 31, 2018 and June 30, 2018
(unaudited)

	As of			As of
Directly-Operated Store Count:	March 31, 2018	Openings	(Closures)	June 30, 2018

Coach
North America	405	—	(3)	402
International	575	12	(2)	585

Kate Spade
North America	188	15	(3)	200
International	144	4	(6)	142

Stuart Weitzman
North America	70	—	(2)	68
International	33	2	—	35

TAPESTRY, INC.
STORE COUNT
At July 1, 2017 and June 30, 2018
(unaudited)

	As of	Acquired			As of
Directly-Operated Store Count:	July 1, 2017	Stores	Openings	(Closures)	June 30, 2018

Coach
North America	419	—	3	(20)	402
International	543	21	41	(20)	585

Kate Spade
North America	—	180	32	(12)	200
International	—	145	10	(13)	142

Stuart Weitzman
North America	69	—	2	(3)	68
International	12	20	3	—	35

CONTACT:
Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
aresnick@tapestry.com
or
Christina Colone, 212-946-7252
Senior Director, Investor Relations
ccolone@tapestry.com